EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Second Quarter 2006  Results

➢	Achieves $0.31 Earnings Per Diluted Share from Continuing Operations
➢	Increases Revenue 23.1% vs. Second Quarter 2005
➢	Grows Logistics Revenue by 95.9% vs. Second Quarter 2005 and Adds Three New Customers
➢	Drivetrain Wins Two New Programs and Extends Chrysler Agreement
➢	Announces Third Quarter, Revises Full-Year Guidance and Reaffirms Three-Year Growth Plan

DOWNERS GROVE, Illinois, Tuesday, July 25, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC) today reported financial results for the second quarter of 2006.

Second Quarter Results
For the quarter ended June 30, 2006, net sales increased by $22.9 million or 23.1% to $122.0 million from $99.1 million for the quarter ended June 30, 2005. Income from continuing operations of $6.8 million or $0.31 per diluted share includes expense of $0.01 per diluted share impact related to the adoption of SFAS 123R,“Share-Based Payment” (“FAS 123R”).

Management Comments
In commenting on the Company’s results, Don Johnson, Chairman, President and CEO said, “Quarter-over-quarter, revenues grew 23.1% to $122.0 million. This was due to significant growth in our Logistics business, which delivered another record quarter with net sales of $66.2 million up 95.9% from $33.8 million for the second quarter of 2005. The Logistics growth continues the trend from first quarter 2006 when revenue grew 97.8%. Our dramatic growth in Logistics is directly attributable to the continued delivery of high-quality, value-added services for our expanding list of customers.”

“Logistics Segment performance was driven by growth in our base business and a significant volume increase in our full suite of returns, test and repair services. The increase in base business was the result of the continued growth in the wireless devices market, as well as the ramp-up of new business wins. During the quarter, we won approximately $5.5 million of annualized new business with three new customers.”

“Second quarter 2006 Logistics Segment margin improved to 11.5% versus 9.8% for the second quarter of 2005. The margin performance benefited from significant across-the-board volume increases partially offset by higher costs associated with the temporary outsourcing of a portion of the volume surge in test and repairs, price adjustments from a 2005 contract extension, and cost related to FAS 123R. The Logistics Segment posted a 130.3% improvement in profit compared to the second quarter of 2005.”

“Over the course of the quarter, we also took several initiatives that reflect our drive to complement Logistics’ revenue growth with margin expansion while further improving customer service. Through a modest asset buyout and employee transfer on June 19, we purchased the portion of RadioShack’s test and repair services business that they had previously performed for us on an outsourced basis. As we work to vertically integrate these services, we also launched aggressive lean initiatives to accelerate our process for efficiency improvement, which was negatively affected over the last year by our rapid growth during which we doubled employment.”

“In addition to the test and repair acquisition from RadioShack and accelerated lean initiatives,  we continue to add to our internal capacity to handle test and repair volumes that were temporarily outsourced during the first two quarters of 2006 due to the sudden surge in volume driven by a key customer’s decision to utilize our Logistics operation for all of  its returns. These three strategic steps are expected to improve the overall Logistics margin and service to our customers as well as anticipate our growing business environment.”

“In our Drivetrain Segment, sales in the second quarter decreased by $9.4 million to $55.9 million compared to the same period last year. Results were impacted by continued softness in light-duty transmission demand as certain distributors for key OEM customers worked through inventory build-up from the second half of 2005, as well as by price adjustments related to recent contract extensions.”

“Drivetrain Segment margin, which decreased to 8.2% for second quarter 2006 versus 14.2% for second quarter 2005, was adversely affected by reduced light-duty transmission volumes as our OEM customers’ distributors worked through their inventory burn, price adjustments related to supply agreement extensions, recognition of non-value-added core revenues from Allison, continued modest investment in new products such as the NuVinci™ CVP technology, severance, and costs related to the adoption of FAS 123R.”

“We believe that the light-duty customer inventory burn is nearly complete and end-of-June demand reflected an average daily run rate that was approximately 90% of expected, normal volume levels. Importantly, certain OEM customers have also initiated retail repair sales incentives to further accelerate demand. Our medium- and heavy-duty volumes with Allison were at planned levels.”

“On the positive side, our new business wins in the Drivetrain Segment during the quarter are expected to produce approximately $27.8 million of annualized revenue once fully implemented. I am pleased to say that we will soon launch the customer-pay remanufactured transmission program for Honda dealers, as the authorized remanufacturer of these units. We built a modest level of inventory anticipating the launch late in the second quarter. We now expect a mid-third quarter launch. Another win this quarter is the remanufacture for Ford of a new heavy-duty transmission for pick-up trucks. We are particularly excited to win this business as we continue to build our customer’s business as well as our own. We also finalized the extension of our supply agreement with Chrysler through 2008. Additionally, we are in the final stages of negotiations for significant remanufacturing programs with leading light-duty OEMs and we expect additional wins in the medium-and heavy-duty market by year-end.”

“On our emerging technologies front, we have been awarded contracts with two leading bicycle manufacturers to supply the NuVinci CVP transmission hubs. Launching this product into the marketplace represents an exciting business opportunity for the Company. I believe that the scalability of this revolutionary technology across many industries will clearly result in further diversification of our product offerings, customer base and revenues.”

“We continue to make our aggressive cost reduction and lean initiatives a priority. The focus on cost is expected to result in margin improvement during the balance of the year even as we continue our investments in new technology and business development.”

Company Outlook
“Looking to the second half of 2006, we expect performance improvement to come from several fronts for ATC: the mid-third quarter launch of the customer-pay program for Honda dealers; growth in both our light-duty and medium/heavy-duty remanufacturing programs with existing and new customers; the start of NuVinci CVP transmission shipments and the addition of new customers for this product; continued growth in Logistics with existing customers and the launch of programs for three new customers; historical fourth quarter seasonal increases in Logistics; and the enhancement of margins for both the Drivetrain and Logistics businesses through our lean and continuous improvement initiatives, including in-sourcing and capacity expansion related to our Logistics business, and we expect benefit from normalized light-duty Drivetrain volumes.”

“In summary, we are experiencing tremendous growth in our Logistics business. However, the slower-than-anticipated volume recovery in our light-duty Drivetrain business coupled with a later-than-expected launch of the customer-pay program for Honda dealers has taken its toll on the near-term financial performance of the Drivetrain Segment and thus has impacted our full-year outlook for the Company. Therefore, our guidance for income from continuing operations per diluted share is $0.38-$0.43 for the third quarter and our full-year guidance is revised to $1.43-$1.53 per diluted share, which is less than a 5% revision to our prior guidance.”

“I am confident in our ability to achieve our three-year plan of double-digit CAGRs in revenue and operating income, and am pleased with the strides we have made just two quarters into our plan. We have already divested our Independent Aftermarket business, won Logistics business in new verticals, and expanded our Drivetrain pipeline, and are launching the manufacture of our first NuVinci CVP transmissions. The additional progress expected in the second half of 2006 will continue to lay the groundwork as we remain on track for achievement of our three-year plan,” Johnson concluded.

ATC will simultaneously host a conference call (dial-in number is 800-289-0730 and webcast on July 26, 2006 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, which depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net sales:
Products	$55,864	$65,301	$113,571	$122,025
Services	66,157	33,793	127,856	64,990
Total net sales	122,021	99,094	241,427	187,015

Cost of sales:
Products	43,739	48,697	89,297	91,667
Services	51,836	25,431	101,445	48,649
Total cost of sales	95,575	74,128	190,742	140,316

Gross profit	26,446	24,966	50,685	46,699

Selling, general and administrative expense	13,659	12,018	26,234	23,485
Amortization of intangible assets	30	32	61	63
Exit, disposal, certain severance and other charges	581	348	687	434

Operating income	12,176	12,568	23,703	22,717

Interest income	43	408	468	1,210
Other income (expense), net	(98)	624	(71)	600
Equity in income of investee	-	20	-	-
Write-off of debt issuance costs	-	-	(1,691)	-
Interest expense	(919)	(1,920)	(2,757)	(3,871)

Income from continuing operations before income taxes	11,202	11,700	19,652	20,656

Income tax expense	4,390	4,270	7,111	7,539

Income from continuing operations	6,812	7,430	12,541	13,117

Gain (loss) from discontinued operations,
net of income taxes	(48)	24	(8,977)	(313)

Net income	$6,764	$7,454	$3,564	$12,804

Per common share - basic:
Income from continuing operations	$0.31	$0.35	$0.58	$0.62
Gain (loss) from discontinued operations	$-	$-	$(0.41)	$(0.01)
Net income	$0.31	$0.35	$0.16	$0.60

Weighted average number of common shares
outstanding	21,780	21,255	21,722	21,213

Per common share - diluted:
Income from continuing operations	$0.31	$0.35	$0.57	$0.61
Gain (loss) from discontinued operations	$-	$-	$(0.41)	$(0.01)
Net income	$0.31	$0.35	$0.16	$0.60

Weighted average number of common and
common equivalent shares outstanding	22,024	21,436	21,989	21,414